Exhibit 10.2

2019 PERFORMANCE INCENTIVE PLAN

General

At the Annual Meeting, stockholders will be asked to approve the Sportsman’s Warehouse Holdings, Inc. 2019 Performance Incentive Plan (the “2019 Plan”), which was adopted, subject to stockholder approval, by the Board on April 5, 2019.

•     We believe that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of the Company, and that incentive compensation plans like the proposed 2019 Plan are an important attraction, retention and motivation tool for participants in the plan.

•     The equity awards we have granted generally include long-term vesting requirements, and thereby help to further link the interests of award recipients with the interests of our stockholders.

•     Half of the restricted stock units we granted to our executive officers in fiscal year 2018 were subject to both performance-based and time-based vesting requirements.  As evidence of the rigor of our performance-based compensation program, only 20% of the target number of restricted stock units subject to these awards became eligible to vest, and those units remain subject to time-based vesting over a three-year vesting period.

•     We carefully monitor the potential dilution that our equity awards could create.  More information on our overhand and burn rate is included below in this proposal.

The Company currently maintains the Sportsman’s Warehouse Holdings, Inc. 2013 Performance Incentive Plan (the “2013 Plan”).  As of April 12, 2019, a total of 505,196 shares of our Common Stock were then subject to outstanding awards granted under the 2013 Plan, and an additional 422,296 shares of our Common Stock were then available for new award grants under the 2013 Plan.

The Board believes that the number of shares currently available under the 2013 Plan does not give the Company sufficient authority and flexibility to adequately provide for future incentives.  If stockholders approve the 2019 Plan, no new awards will be granted under the 2013 Plan after the Annual Meeting.  In that case, the number of shares of our Common Stock that remain available for award grants under the 2013 Plan immediately prior to the Annual Meeting will become available for award grants under the 2019 Plan.  An additional 3.5 million shares of our Common Stock will also be made available for award grants under the 2019 Plan.  In addition, if stockholders approve the 2019 Plan, any shares of Common Stock subject to outstanding awards under the 2013 Plan that expire, are cancelled, or otherwise terminate after the Annual Meeting will also be available for award grant purposes under the 2019 Plan.

If stockholders do not approve the 2019 Plan, the Company will continue to have the authority to grant awards under the 2013 Plan.  If stockholders approve the 2019 Plan, the termination of our grant authority under the 2013 Plan will not affect awards then outstanding under that plan.

Summary Description of the 2019 Performance Incentive Plan

The principal terms of the 2019 Plan are summarized below.  The following summary is qualified in its entirety by the full text of the 2019 Plan, which appears as Exhibit A to this Proxy Statement.

Purpose.  The purpose of the 2019 Plan is to promote the success of the Company by providing an additional means for us to attract, motivate, retain and reward selected employees and other eligible persons through the grant of awards.  Equity-based awards are also intended to further align the interests of award recipients and our stockholders.

Administration.  Our Board or one or more committees appointed by our Board will administer the 2019 Plan.  Our Board has delegated general administrative authority for the 2019 Plan to the Compensation Committee.  The Board

or a committee thereof (within its delegated authority) may delegate different levels of authority to different committees or persons with administrative and grant authority under the 2019 Plan.  (The appropriate acting body, be it the Board or a committee or other person within its delegated authority is referred to in this proposal as the “Administrator”).

The Administrator has broad authority under the 2019 Plan, including, without limitation, the authority:

•     to select eligible participants and determine the type(s) of award(s) that they are to receive;

•     to grant awards and determine the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and, in the case of share-based awards, the number of shares to be offered or awarded;

•     to determine any applicable vesting and exercise conditions for awards (including any applicable performance and/or time-based vesting or exercisability conditions) and the extent to which such conditions have been satisfied, or determine that no delayed vesting or exercise is required, to determine the circumstances in which any performance-based goals (or the applicable measure of performance) will be adjusted and the nature and impact of any such adjustment, to establish the events (if any) on which exercisability or vesting may accelerate (including specified terminations of employment or service or other circumstances), and to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards (subject in the case of options and stock appreciation rights to the maximum term of the award);

•     to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

•     subject to the other provisions of the 2019 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award;

•     to determine the method of payment of any purchase price for an award or shares of our Common Stock delivered under the 2019 Plan, as well as any tax-related items with respect to an award, which may be in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of our Common Stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law;

•     to modify the terms and conditions of any award, establish sub-plans and agreements and determine different terms and conditions that the Administrator deems necessary or advisable to comply with laws in the countries where the Company or one of its subsidiaries operates or where one or more eligible participants reside or provide services;

•     to approve the form of any award agreements used under the 2019 Plan; and

•     to construe and interpret the 2019 Plan, make rules for the administration of the 2019 Plan, and make all other determinations for the administration of the 2019 Plan.

No Repricing.  In no case (except due to an adjustment to reflect a stock split or other event referred to under “Adjustments” below, or any repricing that may be approved by stockholders) will the Administrator (1) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

Eligibility.  Persons eligible to receive awards under the 2019 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries.  Currently, all officers and employees of the Company and its subsidiaries (including all of the Company’s named executive officers), and each of the seven non-employee directors of the Company, are considered eligible under the 2019 Plan.

Aggregate Share Limit.  The maximum number of shares of our Common Stock that may be issued or transferred pursuant to awards under the 2019 Plan equals the sum of the following (such total number of shares, the “Share Limit”):

•     3.5 million shares, plus

•     the number of shares available for additional award grant purposes under the 2013 Plan as of the date of the Annual Meeting and determined immediately prior to the termination of the authority to grant new awards under that plan as of the date of the Annual Meeting, plus

•     the number of any shares subject to restricted stock unit awards granted under the 2013 Plan that are outstanding and unvested as of the date of the Annual Meeting which are forfeited, terminated, cancelled, or otherwise reacquired after the date of the Annual Meeting without having become vested, plus any shares that are withheld or reacquired by the Company to satisfy the tax withholding obligations related to any award granted under the 2013 Plan that is outstanding as of the date of the Annual Meeting.

As of April 12, 2019, 422,296 shares were available for additional award grant purposes under the 2013 Plan, and 505,196 shares were subject to restricted stock and restricted stock unit awards then outstanding under the 2013 Plan. As noted above, no additional awards will be granted under the 2013 Plan if stockholders approve the 2019 Plan.

Additional Share Limits.  The following other limits are also contained in the 2019 Plan.  These limits are in addition to, and not in lieu of, the Share Limit for the plan described above.

•     The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 3.5 million shares. (For clarity, any shares issued in respect of incentive stock options granted under the plan will also count against the overall Share Limit above.)

•     The maximum grant date fair value for awards granted to a non-employee director under the 2019 Plan during any one calendar year is $125,000, except that this limit will be $200,000 as to (1) a non-employee director who is serving as the independent Chair of the Board or as a lead independent director at the time the applicable grant is made or (2) any new non-employee director for the calendar year in which the non-employee director is first elected or appointed to the Board. For purposes of this limit, the “grant date fair value” of an award means the value of the award on the date of grant of the award determined using the equity award valuation principles applied in the Company’s financial reporting. This limit does not apply to, and will be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of the Company or one of its subsidiaries. This limit applies on an individual basis and not on an aggregate basis to all non-employee directors as a group.

Share-Limit Counting Rules.  The Share Limit of the 2019 Plan is subject to the following rules:

•     Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2019 Plan will not be counted against the Share Limit and will again be available for subsequent awards under the 2019 Plan.

•     To the extent that shares are delivered pursuant to the exercise of a stock appreciation right granted under the 2019 Plan, the number of underlying shares which are actually issued in payment of the award shall be counted against the Share Limit.  (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 15,000 shares shall be charged against the Share Limit with respect to such exercise.)

•     Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award granted under the 2019 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any award granted under the 2019 Plan, will not be counted against the Share Limit and will again be available for subsequent awards under the 2019 Plan.

•     To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the Share Limit and will again be available for subsequent awards under the 2019 Plan.

•     In the event that shares are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award shall be counted against the Share Limit.  (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the Share Limit.)  Except as otherwise provided by the Administrator, shares delivered in respect of dividend equivalent rights shall not count against any individual award limit under the 2019 Plan other than the aggregate Share Limit.

In addition, the 2019 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2019 Plan.  The Company may not increase the applicable share limits of the 2019 Plan by repurchasing shares of Common Stock on the market (by using cash received through the exercise of stock options or otherwise).

Types of Awards.  The 2019 Plan authorizes stock options, stock appreciation rights, and other forms of awards granted or denominated in our Common Stock or units of our Common Stock, as well as cash bonus awards.  The 2019 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances.  Any award may be structured to be paid or settled in cash.

A stock option is the right to purchase shares of our Common Stock at a future date at a specified price per share (the “exercise price”).  The per share exercise price of an option generally may not be less than the fair market value of a share of our Common Stock on the date of grant.  The maximum term of an option is ten years from the date of grant.  An option may either be an incentive stock option or a nonqualified stock option.  Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “Federal Income Tax Consequences of Awards Under the 2019 Plan” below.  Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2019 Plan.  Incentive stock options may only be granted to employees of the Company or a subsidiary.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of share of our Common Stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right.  The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally may not be less than the fair market value of a share of our Common Stock on the date of grant.  Stock appreciation rights may be granted in connection with other awards or independently.  The maximum term of a stock appreciation right is ten years from the date of grant.

The other types of awards that may be granted under the 2019 Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units or phantom stock (which are contractual rights to receive shares of stock, or cash based on the fair market value of a share of stock), dividend equivalents which represent the right to receive a payment based on the dividends paid on a share of stock over a stated period of time, or similar rights to purchase or acquire shares, and cash awards.

Any awards under the 2019 Plan (including awards of stock options and stock appreciation rights) may be fully-vested at grant or may be subject to time- and/or performance-based vesting requirements.

Dividend Equivalents; Deferrals.  The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals.  The Administrator may provide that awards under the 2019 Plan (other than options or stock appreciation rights), and/or deferrals, earn dividends or dividend equivalents based on the amount of dividends paid on outstanding shares of Common Stock, provided that any dividends and/or dividend equivalents as to the portion of an award that is subject to unsatisfied vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable vesting requirements are not satisfied (or, in the case of a restricted stock or similar award where the dividend must be paid as a matter of law, the dividend payment will be subject to forfeiture or repayment, as the case may be, if the related vesting conditions are not satisfied).

Assumption and Termination of Awards.  If an event occurs in which the Company does not survive (or does not survive as a public company in respect of its Common Stock), including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Company, awards then-outstanding under the 2019 Plan will not automatically become fully vested pursuant to the provisions of the 2019 Plan so long as such awards are assumed, substituted for or otherwise continued.  However, if awards then-outstanding under the 2019 Plan are to be terminated in such circumstances (without being assumed or substituted for), such awards would generally become fully vested (with any performance goals applicable to the award being deemed met at the “target” performance level), subject to any exceptions that the Administrator may provide for in an applicable award agreement.  The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2019 Plan.  For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event or in connection with a termination of the award holder’s employment.  For the treatment of outstanding equity awards held by the named executive officers in connection with a termination of employment and/or a change in control of the Company, please see the “Potential Payments Upon Termination or Change in Control” above in this Proxy Statement.

Transfer Restrictions.  Subject to certain exceptions contained in Section 5.6 of the 2019 Plan, awards under the 2019 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient.  Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative.  The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient’s family members).

Adjustments.  As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2019 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority.  Except as expressly provided with respect to the termination of the authority to grant new awards under the 2013 Plan if stockholders approve the 2019 Plan, the 2019 Plan does not limit the authority of the Board or any committee to grant awards or authorize any other compensation, with or without reference to our Common Stock, under any other plan or authority.

Termination of or Changes to the 2019 Plan.  The Board may amend or terminate the 2019 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by the Board.  Unless terminated earlier by the Board and subject to any extension that may be approved by stockholders, the authority to grant new awards under the 2019 Plan will terminate on April 5, 2029. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

U.S. Federal Income Tax Consequences of Awards under the 2019 Plan

The U.S. federal income tax consequences of the 2019 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2019 Plan.  This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, the company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise.  With respect to incentive stock options, the company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 2019 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid.  In each of the foregoing cases, the company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2019 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), the company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, under Section 162(m) of the Code, the aggregate compensation in excess of $1,000,000 attributable to awards held by current or former named executive officers may not be deductible by the Company in certain circumstances.

Specific Benefits under the 2019 Performance Incentive Plan

The Company has not approved any awards that are conditioned upon stockholder approval of the 2019 Plan.  The Company is not currently considering any other specific award grants under the 2019 Plan, other than the annual grants of restricted stock units to our non-employee directors described in the following paragraph.  If the 2019 Plan had been in existence in fiscal year 2018, the Company expects that its award grants for fiscal year 2018 would not have been substantially different from those actually made in that year under the 2013 Plan.  For information regarding stock-based awards granted to the Company’s named executive officers during fiscal year 2018, see the material under the heading “Executive Compensation” above.

As described under “Director Compensation” above, our current compensation policy for non-employee directors provides for each non-employee director to receive an annual award of restricted stock units, with the number of shares subject to each award to be determined by dividing $75,000 by the per-share closing price (in regular trading) of our Common Stock on the date of our annual meeting, rounded down to the nearest whole unit, as described above. Assuming, for illustrative purposes only, that the price of the Common Stock used for the conversion of the dollar amount set forth above into shares is $5.21, the number of shares that would be allocated to the Company’s six non-employee directors (excluding Mr. Eastland as he is not entitled to receive compensation as a director) as a group for the term of the 2019 Plan pursuant to the annual grant formula is approximately 863,700 shares. This figure represents the aggregate number of shares that would be subject to the annual grants under the director equity grant program for calendar years 2020 through 2029 (the ten remaining years in the term of the 2019 Plan, assuming the plan is approved) based on that assumed stock price.  This calculation also assumes that there are no new eligible directors, there continue to be six eligible directors seated and there are no changes to the awards granted under the director equity grant program.

The following paragraphs include additional information to help you assess the potential dilutive impact of the Company’s equity awards and the 2019 Plan.  The 2013 Plan is currently the Company’s only equity compensation plan (other than the Company’s Employee Stock Purchase Plan (the “ESPP”)).  The ESPP generally provides for broad-based participation by employees of the Company and affords employees who elect to participate an opportunity to purchase shares of our Common Stock at a discount.  Certain information regarding the number of shares of our Common Stock available for issuance under the ESPP is included under the heading “Equity Compensation Plan Information” above.  The discussion that follows in this “Specific Benefits” section does not include any shares that have been purchased under, may be purchased in the current purchase period under, or that remain available for issuance or delivery under the ESPP.

“Overhang” refers to the number of shares of our Common Stock that are subject to outstanding awards or remain available for new award grants.  The following table shows the total number of shares of our Common Stock that were subject to outstanding restricted stock and restricted stock unit awards granted under the 2013 Plan and that were then available for new award grants under the 2013 Plan as of February 2, 2019 and as of April 12, 2019.  (In this 2019 Plan proposal, the number of shares of our Common Stock subject to restricted stock and restricted stock unit awards granted during any particular period or outstanding on any particular date is presented based on the actual number of shares of our Common Stock covered by those awards (with performance-based awards included based on target level of performance).)  No stock options have been granted under the 2013 Plan and there are no outstanding Company stock options.

	As of February 2, 2019	As of April 12, 2019
Shares subject to outstanding restricted stock and restricted stock unit awards	505,196	505,196
Shares available for new award grants	422,296	422,296

The weighted-average number of shares of our Common Stock issued and outstanding in each of the last three fiscal years was 42,269,940 shares issued and outstanding in fiscal 2016; 42,617,757 shares issued and outstanding in fiscal 2017; and 42,978,780 shares issued and outstanding in fiscal 2018.  The number of shares of our Common Stock issued and outstanding as of February 2, 2019 and April 12, 2019 was 42,978,780 and 42,978,780 shares, respectively.

“Burn rate” refers to the number of shares that are subject to awards that we grant over a particular period of time.  The total number of shares of our Common Stock subject to awards that the Company granted under the 2013 Plan in each of the last three fiscal years, are as follows:

•     350,000 shares in fiscal 2016 (which was 0.6% of the weighted-average number of shares of our Common Stock issued and outstanding in fiscal 2016), of which 162,000 shares were subject to restricted stock awards (excluding performance-based vesting awards), 188,000 shares were subject to performance-based vesting restricted stock awards (based on a target level of performance);

•     456,000 shares in fiscal 2017 (which was 1.0% of the weighted-average number of shares of our Common Stock issued and outstanding in fiscal 2017), of which all were subject to time-based restricted stock unit awards; and

•     493,000 shares in fiscal 2018 (which was 0.9% of the weighted-average number of shares of our Common Stock issued and outstanding in fiscal 2018), of which 330,000 shares were subject restricted stock unit awards (excluding performance-based vesting awards) and 163,000 shares were subject to performance-based vesting restricted stock unit awards (based on a target level of performance);

Thus, the total number of shares of our Common Stock subject to awards granted under the 2013 Plan per year over the last three fiscal years (2016, 2017 and 2018) has been, on average, 0.8% of the weighted-average number of shares of our Common Stock issued and outstanding for the corresponding year.  Performance-based vesting awards have been included above in the year in which the award was granted.  The actual number of shares subject to performance-based vesting restricted stock and restricted stock unit awards that became eligible to vest in fiscal 2016 and fiscal 2018 because the applicable performance-based condition was satisfied in that year (subject to the satisfaction of any applicable time-based vesting requirements) was 73,000 shares and 32,000 shares, respectively.

The total number of shares of our Common Stock that were subject to awards granted under the 2013 Plan that terminated or expired, and thus became available for new award grants under the 2013 Plan, in each of the last three fiscal years, and to date (as of April 12, 2019) in fiscal 2019, are as follows: 6,000 in fiscal 2016, 1,000 in fiscal 2017, 7,000 in fiscal 2018, and 0 in fiscal 2019.  Shares subject to 2013 Plan awards that terminated or expired and became available for new award grants under the 2013 Plan have been included when information is presented in this 2019 Plan proposal on the number of shares available for new award grants under the 2013 Plan.

The Compensation Committee anticipates that the 3.5 million additional shares requested for the 2019 Plan (together with the shares available for new award grants under the 2013 Plan on the Annual Meeting date and assuming usual levels of shares becoming available for new awards as a result of forfeitures of outstanding awards) will provide the Company with flexibility to continue to grant equity awards under the 2019 Plan through approximately the end of fiscal 2024.  However, this is only an estimate, in the Company’s judgment, based on current circumstances.  The total number of shares that are subject to the Company’s award grants in any one year or from year-to-year may change based on a number of variables, including, without limitation, the value of our Common Stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of employees, changes in the number of directors and officers, whether and the extent to which vesting conditions applicable to equity-based awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the type of awards the Company grants, and how the Company chooses to balance total compensation between cash and equity-based awards.

The closing market price for a share of our Common Stock as of April 5, 2019 was $5.21 per share.